Exhibit 10.10

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

AMENDED AND RESTATED DISTRIBUTION AND SUPPLY AGREEMENT

THIS AMENDED AND RESTATED DISTRIBUTION AND SUPPLY AGREEMENT, effective as of August 12, 2005, between Respirics, Inc., a corporation organized and existing under the laws of Delaware, with its principal offices located at 6008 Triangle Drive, Suite 101, Raleigh, NC 27617 (“Respirics”), and TEAMM Pharmaceuticals, Inc., a Florida corporation and subsidiary of Accentia, Inc., a Florida corporation, having its principal place of business at 2501 Aerial Center Parkway, Suite 100, Morrisville, North Carolina 27560 (“TEAMM”).

WITNESSETH

WHEREAS, Respirics, among other things, is engaged in the research, development, and manufacture of MD TurboTM, a medical device for the delivery of drug therapies via inhalation; and;

WHEREAS, TEAMM has experience and capability in the marketing and distribution of such products and desires to distribute such products;

WHEREAS, Respirics and TEAMM are parties to two prior agreements: that certain Distribution Agreement dated January 24, 2003 (the “Original Agreement”) and that certain Development Agreement dated January 24, 2003, (“Development Agreement”), each concerning MD Turbo; and

WHEREAS, the parties wish to amend certain terms of the Original Agreement and establish detailed terms for the supply of MD Turbo to TEAMM as described herein, and therefore hereby agree that this Agreement shall amend and restate the Original Agreement.

NOW, THEREFORE, for and in consideration of the covenants, conditions, and undertakings hereinafter set forth, it is agreed by and between the parties as follows:

1. Definitions. In addition to various terms defined throughout the Agreement, the following capitalized terms shall have the meanings set forth below:

1.1 “Act” means the Food, Drug and Cosmetic Act (21 U.S.C. §§ 301 et seq.), as amended, and the regulations promulgated thereunder.

1.2 “Approval Date” means the date upon which the FDA (as defined below) permits the initial sale of Product (as defined below) for use as a medical device pursuant to FDA’s approval of a 510(k) submission filed by Respirics with respect to the Product.

1.3 “Contract Manufacturer” means any third party with whom Respirics contracts for the manufacture or supply of Product on its behalf.

1.4 “Development Agreement” means that certain Development Agreement between the parties dated January 24, 2003.

1.5 “FDA” means the United States Food and Drug Administration or any successor agency.

1.6 “cGMP” means the applicable current good manufacturing practices promulgated from time to time by the FDA in accordance with the Act.

1.7 “Packaging Specifications” means the specifications for the packaging of the Products, as described on Exhibit A, attached hereto and incorporated herein by reference, as they may be further amended according to the terms hereof.

1.8 “Product” means Respirics’ MD TurboTM metered dose inhaler drug delivery device, as described in the patents and patent applications listed on Exhibit B, attached hereto and incorporated herein by reference, as further developed and refined by Respirics and approved by applicable regulatory authority for sale and marketing for human use in the Territory.

1.9 “Product Approvals” means any approvals, licenses, registrations, authorizations, or marketing clearance letters granted by, or applications therefor made to, any national, federal, state or local regulatory agency, department, bureau or other government entity within the Territory, including but not limited to the United States’ Food & Drug Administration, necessary for the marketing, manufacture, use, storage, import, transport, or sale of Products in the Territory, and all correspondence, filings, and documents related thereto.

1.10 “Product Specifications” means the manufacturing and product specifications for Products, as described on Exhibit C, attached hereto and incorporated herein by reference, as they may be further amended according to the terms hereof.

1.11 “Proprietary Information” means all financial information, marketing information, sales information, customer information, raw materials, know-how, drawings, compositions, manufacturing and other specifications, analytical procedures, flow sheets, reports, market studies, preclinical and clinical test results, FDA and other regulatory submissions, software and other medical, research, technical, and marketing information disclosed, directly or indirectly, by either party to the other party designated “Confidential”, “Proprietary” or the like, or which by its nature is information normally intended to be held in confidence, unless the receiving party demonstrates that such information: (a) is or becomes public knowledge through no fault of the receiving party; (b) is legally in the possession of the receiving party prior to receipt from the disclosing party, as shown by receiving party’s written records; or (c) is subsequently and lawfully received without obligation of confidentiality from a third party under no nondisclosure obligation with respect to such information.

1.12 “TEAMM Price” means $* for each unit of Product, subject to further adjustment as described below and otherwise in this Agreement. The TEAMM Price described in this Section 1.12 is inclusive of all shipping, freight, and related insurance charges with respect to the delivery of Products as provided herein. Notwithstanding the foregoing, the aforementioned TEAMM Price and any future adjusted amounts of such price shall be increased (i) in an amount equal to that of any increase in Respirics’ total direct and indirect cost of manufacturing Products or procuring Products from its Contract Manufacturer(s) caused by changes in Product Specifications or Packaging Specifications (a) requested by TEAMM, (b) required by regulatory authorities or applicable laws, rules, or regulations, or (c) initiated by Respirics, not required or recommended by regulatory authorities, and consented to in writing by TEAMM, (ii) in an amount equal to that of (x) any new tariffs, taxes, duties, or similar amounts imposed by governmental bodies after the execution of this Agreement or (y) any increases in existing tariffs, taxes, duties, or similar amounts after the execution of this Agreement, (iii) in an amount equal to any increase caused, directly or indirectly, by currency or foreign exchange rate fluctuations (based on such rates as published in the Wall Street Journal with respect to the applicable dates and/or periods), and (iv) in an amount equal to seventy percent (70%) of the total amount of any increase in Respirics’ total direct and indirect cost of manufacturing or procuring Products (including but not limited to any increase in price, shipping, or insurance) due to factors other than those referenced in (i), (ii), or (iii) above. To the extent reasonably practicable, Respirics shall provide TEAMM with reasonable advance written notice of any price adjustment under this paragraph. With respect to any adjustment pursuant to (iv) above, (1) Respirics shall, upon the written request of TEAMM, provide reasonable evidence of such increase and (2) in the event Respirics’ total direct and indirect cost of manufacturing or procuring Products (including but not limited to any increase in price, shipping, or insurance) decreases due to factors other than those referenced in (i), (ii), or (iii) above following any upward adjustment to the TEAMM Price pursuant to (iv) above, the applicable TEAMM Price shall be decreased by an amount equal to seventy percent (70%) of the decrease in Respirics’ total direct and indirect cost of manufacturing or procuring Products (including but not limited to any increase in price, shipping, or insurance) due to factors other than those referenced in (i), (ii), or (iii) above, provided that the aggregate amount of any and all such decreases under (iv) above shall not in any event exceed the aggregate amount of any and all prior increases under (iv) above. In the event of any decrease in Respirics’ total direct and indirect cost of manufacturing or procuring Products due to the factors referenced in (i)(a), (i)(b), (ii), or (iii) above, the applicable TEAMM Price shall be decreased by the amount of such decrease, provided that, notwithstanding the foregoing or anything to the contrary in this Agreement, the TEAMM Price shall not, in any event, be less than $*, regardless of any future decreases in Respirics’ total direct and indirect cost of manufacturing or procuring Products for any reason.

1.13 “Retail Product” means any Product purchased by TEAMM for sale or resale or which is sold, distributed, transferred, or exchanged for cash or non-cash consideration by TEAMM.

1.14 “Sample Product” means any Product purchased by TEAMM for distribution as free promotional samples of Product, and which is not later sold, distributed, transferred, or exchanged for cash or non-cash consideration.

1.15 “TEAMM Royalty” means:

i.	US$* per unit of Retail Product for the first 660,000 units of Retail Product ordered by TEAMM under this Agreement;

ii.	US$* per unit of Retail Product in excess of 660,000 units ordered by TEAMM under this Agreement.

1.16 “Territory” means the United States of America.

1.17 “Total Price” means an amount equal to the sum of the applicable TEAMM Price plus the applicable TEAMM Royalty.

2. Development

2.1 Approval. Respirics shall use commercially reasonable efforts to develop the final form of the Product and obtain regulatory approval from FDA for the sale of the Product pursuant to the terms of the Product Development Agreement between Respirics and TEAMM, entered into January 24, 2003, a copy of which is attached hereto as Exhibit D (the “Development Agreement”). Respirics hereby acknowledges and agrees that, to Respirics’ knowledge, TEAMM has satisfied all of TEAMM’s obligations pursuant to the Development Agreement, and TEAMM hereby acknowledges and agrees that (i) to TEAMM’s knowledge, Respirics has not breached and is not in breach of any of its obligations under the Development Agreement and (ii) all obligations of Respirics under Section 2.6 of the Development Agreement have terminated.

2.2 Marketing and Distribution Efforts to Commence Only Upon Approval. The marketing, distribution, and related activities to be performed by TEAMM hereunder shall only be required to commence upon final clearance and approval by the FDA of Respirics’ 510(k) submission with respect to the Product.

3. Distribution of Product.

3.1 Grant. Subject to the limitations contained in this Agreement, Respirics hereby grants to TEAMM the exclusive right to sell, market, promote, distribute, and otherwise transfer, dispose, provide and place (“sell”) Products in the Territory for the Term of this Agreement. TEAMM may, upon the prior written approval of Respirics, which may be withheld in Respirics’ sole discretion, distribute the Products directly or through one or more reasonably qualified agents (“Subdistributors”); provided, however that any such permitted Subdistributors enter into a written agreement with TEAMM, a copy of which shall be provided to Respirics, requiring them to assume the obligations of TEAMM under this Agreement and abide by and perform in accordance with and subject to the terms and conditions of this Agreement. TEAMM shall be responsible and liable for the acts or omissions of its Subdistributors with respect to Products, and for the performance of TEAMM’s obligations hereunder by such Subdistributors.

3.2 Exclusivity. During the term of this Agreement, TEAMM shall not sell any item similar or competitive in nature to the Products in the Territory. TEAMM shall not distribute Products outside the Territory.

3.3 TEAMM Performance Requirements.

(a) TEAMM shall use commercially reasonable efforts to promote the sale of the Products, consistent with industry standards in the pharmaceutical and medical device industries for similar products. TEAMM’s promotional efforts shall include, but not be limited to, preparing and distributing promotional materials to be used in the Territory by TEAMM, actively and regularly participating in and/or sponsoring appropriate trade shows and conferences, advertising in trade or consumer publications applicable to the Territory, and directly soliciting healthcare providers and customers within the Territory by the TEAMM sales force, consistent with industry standards in the pharmaceutical and medical device industries for similar products and product types.

(b) TEAMM shall expend reasonably sufficient financial resources to fund the efforts described in Section 3.4(a), and shall allocate such expenditures among its marketing activities, including but not limited to preparing and distributing promotional materials, actively and regularly participating in and/or sponsoring appropriate trade shows and conferences, and advertising in trade or consumer publications, in a commercially reasonable fashion consistent with industry standards in the pharmaceutical and medical device industries for similar products and product types.

(c) TEAMM shall dedicate a commercially reasonable portion of its sales force’s efforts to the promotion and sale of Products, consistent with industry standards in the pharmaceutical and medical device industries for similar products and product types.

(d) TEAMM shall comply with the Act and all other applicable, legal, health and safety requirements, laws and regulations in all marketing and sales activities. TEAMM shall not promote the Products for any uses not approved for Products by applicable regulatory agencies.

4. Supply.

4.1 General. TEAMM shall purchase from Respirics all of TEAMM’s requirements for Products for marketing, sample, and resale purposes within the Territory. During the Term of this Agreement, except as explicitly provided for in this Agreement, TEAMM shall not (i) manufacture any Products or similar products or (ii) purchase any such Products or similar products from a supplier other than Respirics. Respirics shall, subject to the availability of Products from its Contract Manufacturer(s) (as defined below), including but not limited to any delays or suspensions in supply beyond Respirics’ reasonable control due to holidays celebrated in the countries in which such Contract Manufacturer is located (e.g. Chinese New Year), supply to TEAMM its requirements of Products for sale in the Territory on the terms further described herein, and, except as explicitly provided for in this Agreement, TEAMM shall not obtain Products from a third party or manufacture them on its own behalf without Respirics’ prior written consent, provided that, notwithstanding anything to the contrary in this Agreement,

Respirics shall have no obligation hereunder to supply more than 30,000 units of Product per month during the initial twelve (12) months during which Products are delivered hereunder. If (1) Respirics is in material uncured default of its supply obligations hereunder (i) due to material uncured default of Respirics’ obligations to its Contract Manufacturer(s) such that its Contract Manufacturer(s) are unwilling to manufacture Products for Respirics in satisfaction of Respirics’ obligations hereunder (“Non-Compliance Supply Failure”) or (ii) for any other reason (“Other Supply Failure”), (2) Respirics has not, in either case, remedied its default under this Agreement within three (3) calendar months of such default, and (3) TEAMM’s ability to market or sell Products is materially adversely affected by such default, TEAMM shall have the limited right to (A) in the case of Other Supply Failure or Non-Compliance Supply Failure, select and engage its own contract manufacturers to manufacture Products, or (B) in the case of Non-Compliance Supply Failure and to the extent permitted by the applicable Contract Manufacturer(s), to place orders directly with the affected Contract Manufacturer(s) and pay such Contract Manufacturer(s) in accordance with the terms of their agreements with Respirics, solely, in either case to the extent and for a period of time reasonably necessary to ensure that TEAMM’s ability to market and sell Products is not materially adversely affected, provided that TEAMM pays Respirics, upon the sooner of (i) TEAMM’s purchase of such Products or (ii) TEAMM’s (or its designee’s) receipt of such Products, an amount equal to the Alternative Supply Royalty (as defined in Section 12.3 below) for each such unit of Product purchased or received by TEAMM from an alternative manufacturer or directly from Respirics’ Contract Manufacturer(s), subject to reporting, audit, payment, termination, and other provisions similar to those established under Section 12.3 with respect to TEAMM’s permanent termination of Respirics’ supply obligations. In the event TEAMM temporarily steps into a direct order and payment relationship with Respirics’ Contract Manufacturer, as permitted above, such right of TEAMM shall terminate in its entirety upon Respirics’ resumption of its ability to supply TEAMM Products in accordance with this Agreement. In the event TEAMM temporarily engages an alternative supplier of Products as permitted by this Section 4.1, such right shall terminate upon the earlier of (i) termination or expiration of TEAMM’s obligation to order Products from such alternative supplier or (ii) the date one year following TEAMM’s engagement of such alternative supplier, provided that, notwithstanding the foregoing, (i) TEAMM shall use best efforts to terminate its purchase obligations with respect to such alternative supplier as soon as possible following Respirics’ resumption of its ability to perform under this Agreement and (ii) TEAMM shall, to the extent its purchase obligations with such alternative supplier cannot be terminated or do not expire upon Respirics’ resumption of its ability to perform hereunder, minimize the number of Products ordered from such alternative supplier and maximize the number of Products ordered from Respirics under this Agreement following Respirics’ resumption of its ability to perform under this Agreement.

4.2 Terms and Conditions. All orders for Products shall be initiated by written purchase orders pursuant to Section 6.6. No order shall be binding unless consistent with this Agreement. Acceptance by Respirics of TEAMM’s purchase order is expressly limited to and conditioned upon TEAMM’s acceptance of the terms and conditions set forth in this Agreement, which may not be changed or waived except in a writing signed by the parties, and Respirics’ Contract Manufacturer(s) acceptance of Respirics’ corresponding order of Products. TEAMM’s purchase orders submitted to Respirics shall be governed by the terms of this Agreement and Respirics’ published Standard Terms and Conditions of Sale as in effect at the time of such purchase; provided, however, that in the event of a conflict between the terms of this Agreement and Respirics’ Standard Terms and Conditions of Sale, this Agreement shall control, and any additional, inconsistent or different terms and conditions contained in any purchase order, acknowledgment, confirmation, acceptance, invoice, or other documents supplied by TEAMM or Respirics are hereby expressly rejected. A copy of Respirics’ current Standard Terms and Conditions of Sale is attached hereto as Exhibit E and incorporated herein by reference. Respirics shall advise TEAMM in writing at least thirty (30) days in advance of any proposed material changes to the Standard Terms and Conditions; should TEAMM reasonably object to any such changes, the parties shall attempt to resolve the matter through discussion and negotiation. If the parties cannot agree on the terms of such changes, the matter shall be resolved through binding arbitration consistent with that described in Section 14.1 below.

4.3 Rejection.

(a) TEAMM shall notify Respirics of any and all damaged or nonconforming Products reasonably ascertainable as damaged or nonconforming by TEAMM or its designated inventory, warehousing, and/or supply chain management contractor, pursuant to the inspection criteria and processes attached hereto as Exhibit F, within ten (10) days of delivery of the Products to the Delivery Site, with such notice stating with particularity the reason for such rejection. Any such nonconforming or damaged Products not rejected within such ten (10) day period (the “Rejection Period”) shall be deemed accepted by TEAMM and, thereafter, TEAMM may not return any such Product for any reason other than as permitted pursuant to subsection (b) below, and Respirics shall have no further contractual liability or obligation with respect to such Product other than the indemnification provided under this Agreement or any replacement or refunded permitted by subsection (b) below.

(b) With respect to any Products which fail to materially conform to the applicable Product Specifications or Packaging Specifications, and for which such nonconformity was not reasonably ascertainable by TEAMM or its designated inventory, warehousing, and/or supply chain management contractor, pursuant to the inspection criteria and processes attached hereto as Exhibit F, such Products may be rejected by TEAMM by providing written notice thereof to Respirics within ten (10) days after the date when such nonconformity first could have reasonably been identified by TEAMM or its subcontractors in the course of performing its obligations under this Agreement in a reasonable manner consistent with practices of other medical device distributors in the United States. Any such Product not rejected within the applicable ten (10) day period shall be deemed accepted by TEAMM and, thereafter, TEAMM may not return any such Product for any reason, and Respirics shall have no further contractual liability or obligation with respect to such Product, other than the indemnification provided under this Agreement.

(c) Respirics shall promptly replace the Product or refund the applicable TEAMM Price and, to the extent paid by TEAMM, TEAMM Royalty, of any Products rejected properly in accordance with this Section 4.3. TEAMM shall, at Respirics’ option and cost, including shipping, handling and duties, destroy or return to Respirics any Products rejected properly in accordance with this Section 4.3, as directed by Respirics. TEAMM shall not destroy any rejected Products until the expiration of thirty (30) business days notice to Respirics of

TEAMM’s intention to do so, during which period it shall permit Respirics on reasonable notice to collect all or any of the rejected Products from TEAMM or TEAMM’s designee during TEAMM’s normal business hours.

(d) If any Product which has been rejected by TEAMM is, following investigation, found to have materially complied with the Product Specifications, Packaging Specifications, and all applicable regulatory requirements (including but not limited to those described in the Product Approvals), TEAMM shall, in addition to the Products to be included in TEAMM’s next monthly order pursuant to such order, accept those Products as part of the next delivery of Products hereunder and pay Respirics the applicable TEAMM Price and, with respect to Retail Products, TEAMM Royalty therefor.

4.4 Shortage. If Respirics determines that it will not be able to supply Products to TEAMM in material satisfaction of the most recent Order(s) (as defined below) and/or Forecast (as defined below), Respirics shall promptly notify TEAMM in writing of such determination, which notice shall provide TEAMM with the details on the extent of the expected shortfall of supply, the causes of such inability to supply, and Respirics’ proposed solution to the problem. Upon such notice of a supply problem, or in any event upon Respirics’ failure to satisfy, within the delivery time frame specified by TEAMM in the applicable Order(s), a portion of the Products ordered by TEAMM in compliance with this Agreement, TEAMM and Respirics will immediately meet and work together, in good faith, to identify an appropriate resolution to the supply problem. Any agreed resolution to the supply problem will be set forth in a writing executed by both parties. Notwithstanding the foregoing, any continued failure by Respirics to meet supply requirements which continues for a period of six (6) months and is not resolved by written agreement of the parties shall give TEAMM the limited right to select and engage its own contract manufacturers to manufacture Products solely to the extent and for a period of time reasonably necessary to ensure that TEAMM’s ability to market and sell Products is not materially adversely affected, provided that TEAMM pays Respirics, upon the sooner of (i) TEAMM’s purchase of such Product or (ii) TEAMM’s (or its designee’s) receipt of such Product an amount equal to the Alternative Supply Royalty (as defined in Section 12.3 below) for each such unit of Product purchased or received from an alternative manufacturer, subject to reporting, audit, payment, termination, and other provisions similar to those established under Section 12.3 with respect to TEAMM’s permanent termination of Respirics’ supply obligations. Such right of TEAMM shall terminate in its entirety upon Respirics’ resumption of its ability to supply TEAMM Products in accordance with this Agreement.

4.5 Inventory. TEAMM acknowledges the inherent risk that a batch of bulk or finished Products may be lost in production or shipment, and agrees to maintain an inventory of Products reasonably sufficient, consistent with industry standards, to supply at least sixty (60) days worth of its requirements at all times. Notwithstanding the foregoing, TEAMM’s requirement to maintain such inventory of Products during the initial 12 months of the Term of this Agreement shall be subject to Respirics’ ability to provide sufficient quantity of Products in excess of TEAMM’s needs for the sale of Retail Products and distribution of Sample Products (e.g., if, at any time during such 12 month period, TEAMM has the ability to sell a number of Products such that Respirics’ ability to supply Products to TEAMM is not sufficient to permit TEAM to both maximize sales and maintain the inventory level specified above, TEAMM shall not be required to maintain such inventory to the extent it is selling such Products).

4.6 Contract Manufacturer(s).

(a) Respirics may, in its sole discretion, contract with Contract Manufacturer(s) for the manufacture or supply of Products hereunder as it may determine necessary to enable it to satisfy its obligations hereunder. For purposes of clarification but not limitation, the performance of any of Respirics’ obligations hereunder by any such Contract Manufacturer(s) shall be deemed Respirics’ performance hereunder with respect thereto.

(b) The parties agree to work together in good faith to mitigate the effects of any delays or suspensions in supply beyond Respirics’ reasonable control due to holidays celebrated in the countries in which Respirics’ Contract Manufacturer(s) is/are located (e.g. Chinese New Year), and the placing and/or satisfaction of Orders affected by such holidays shall be subject to any such mitigating efforts and the reasonably unavoidable effects of such holidays, provided that Respirics shall use, in any event, commercially reasonable efforts to minimize the adverse effects on supply of any such holidays.

(c) In the event TEAMM (i) exercises its temporary rights to obtain an alternative supplier of Products under Section 4.1 or (ii) terminates the supply provisions of this Agreement hereunder pursuant to Section 12.3, Respirics shall (1) be deemed to have licensed to TEAMM all rights reasonably necessary to provide for such manufacture of Products on TEAMM’s behalf and (2) assist TEAMM and its designated alternative manufacturer(s) of Product(s), as reasonably requested by TEAMM, as reasonably necessary to qualify additional sites for such manufacture of Products in accordance with all applicable legal and regulatory requirements.

5. Marketing and Support Activities.

5.1 Marketing Meetings; Reports; Review of Minimum Purchase Requirements. The parties shall meet at least quarterly to discuss TEAMM’s market plans, product improvement suggestions, and other information concerning the marketing and development of the Products. TEAMM shall provide Respirics information available to it about the Products and its ability to compete with other products for related uses and to meet customer needs. TEAMM shall provide Respirics information regarding sales of the Products such as pricing trends by geographic region as well as sales information indicating sales by geographic region. Following the date eighteen months following the Approval Date, in the event TEAMM reasonably demonstrates to Respirics that external market conditions for the Product beyond TEAMM’s reasonable control are having or may have, despite TEAMM’s exercise of the efforts required under this Agreement (which shall include reasonable efforts to mitigate the effects of such market condition), a materially adverse effect on the expected sales of Products, the parties hereby agree to meet and discuss in good faith adjustments to Exhibit I as may be reasonably appropriate to reflect such external market conditions.

5.2 Promotional Material. TEAMM shall prepare promotional literature and advertisements for the product, copies of which shall be submitted to Respirics in advance of their use or distribution, and TEAMM shall utilize such materials in its marketing efforts, provided that the use of any such materials incorporating any Trademarks (as defined below) shall require Respirics’ prior written approval, such approval not to be unreasonably withheld. Respirics will also furnish TEAMM with copies of promotional literature and advertisements, if any, it prepares for the Product and wishes TEAMM to use. Respirics and TEAMM shall comply with all requirements of the Act and applicable federal, state, and local laws rules, and regulations in their advertising and other promotional activities. TEAMM shall cease and desist using any such materials to the extent Respirics notifies TEAMM of its good faith belief that any such materials violate any such laws, rules, or regulations.

5.3 Manufacturing, Packaging, Labeling. Respirics shall manufacture, label and package, or shall cause its Contract Manufacturer(s) to manufacture, label, and package, the Products in final form for distribution by TEAMM in accordance with the Packaging Specifications and Product Specifications attached hereto, provided that Product Specifications and Packaging Specifications may be amended as (i) reasonably requested in advance and in writing by TEAMM, if permitted under existing Product Approvals in effect at the time of such request, subject to Respirics written consent, which consent shall not be unreasonably withheld, (ii) necessary to conform such Product Specifications and Packaging Specifications to the regulatory requirements necessary to obtain and maintain Product Approvals with respect to the Products in the reasonable discretion of Respirics, or (iii) proposed by Respirics which are: (a) required by regulatory authorities or otherwise necessary to conform such Product Specifications and Packaging Specifications to the regulatory requirements necessary to obtain and maintain Product Approvals with respect to the Products or (b) approved in writing by TEAMM, which approval shall not be unreasonably withheld, provided that (i) in the event any changes requested by TEAMM cause Respirics to incur any costs or expenses with respect thereto not captured by related increases in TEAMM Price pursuant to Section 1.12, TEAMM shall promptly reimburse Respirics the full amount of such cost and (ii) in the event of any changes proposed by Respirics which are not required or recommended by regulatory authorities or otherwise necessary to conform such Product Specifications and Packaging Specifications to the regulatory requirements necessary to obtain and maintain Product Approvals with respect to the Products, in the reasonable discretion of Respirics, TEAMM shall not be obligated to support any added cost of manufacturing or procuring such Products unless consented to by TEAMM, such consent not to be unreasonably withheld. Respirics shall provide written notice of any changes proposed by Respirics to the method of manufacture of the Products, the Product Specifications, or Packaging Specifications, and shall make any such changes only after providing TEAMM an opportunity to advise and comment with respect to same and ensuring the approval (or lack of necessity therefor) of applicable regulatory authorities (including the FDA). Following any such change, the Product Specifications and/or Packaging Specifications shall be modified to reflect those of such modified product or method of manufacture, and the modified product(s) shall thereupon become Product(s) for purposes of this Agreement.

In addition to all applicable legal requirements, the labels shall (i) comply with the requirements set forth in Section 5.4 below, (ii) prominently and clearly display “RespiricsTM,” and (iii) prominently and clearly identify Respirics as the manufacturer of the Products. TEAMM shall not repackage or label any Products and shall not alter any Products or any package or label used in connection with any Products except as specifically authorized in writing by Respirics. In the event that Respirics shall authorize or require repackaging or re-labeling, TEAMM shall comply in all respects with the instructions of Respirics, at the expense of Respirics. Any TEAMM-requested change or modification to a Product’s label shall be subject to review and approval by Respirics, and if agreed upon by Respirics, implemented by Respirics as soon as reasonably practicable subject to any price increases or decreases pursuant to Sections 1.12 and 1.14.

5.4 Trademarks and Trade Names. Effective immediately upon the execution of this Agreement, subject to the restrictions set forth in Section 2, Respirics hereby grants TEAMM the nontransferable, nonexclusive right to use in the Territory the trademarks and trade names listed on Exhibit G, attached hereto and incorporated herein by reference, and any other trademarks owned by Respirics which it may designate in writing for use by TEAMM (collectively, the “Trademarks”) in connection with the marketing and sale of the Products for the term of this Agreement. The Products shall be marketed and sold only under the Trademarks and the name “Respirics” as required under Section 5.3. TEAMM acknowledges that it has and will obtain no proprietary interest in the Trademarks and agrees not to use the same as part of its corporate or business name. TEAMM’s right to the use of any Trademark or other property of Respirics shall terminate immediately upon termination of this Agreement. TEAMM shall use the Trademarks only in the manner prescribed by Respirics. The Products are offered for sale and sold by Respirics subject in every case to the condition that such sale does not convey any licenses, express or implied, to manufacture, duplicate or otherwise copy or reproduce any Product. In the event of termination of this Agreement, TEAMM shall not manufacture or have manufactured any devices utilizing any information belonging to Respirics.

5.5 Marketing Assistance/Training. Respirics agrees to provide technical training, and technical assistance to TEAMM personnel at periodic intervals, with the frequency and content to be determined by mutual written agreement. All travel and other out-of-pocket costs and expenses incurred by Respirics and the cost of all training materials shall be borne by TEAMM, provided that Respirics shall supply personnel reasonably sufficient to conduct the training and bear all other reasonable costs and expenses related thereto.

5.6 Support. Respirics will use reasonable efforts to support the sale of Products by TEAMM where requested by TEAMM, provided that such support shall be provided in the sole discretion of Respirics and shall be at TEAMM’s cost and expense.

5.7 Product Warranty. TEAMM shall make no representation or warranty about the Products, whether in writing or orally, except as is contained in written materials, including packaging, labeling and instructions provided by Respirics, authorized or delivered to TEAMM by Respirics expressly for use in promoting the sale of the Product or as may otherwise be agreed to by Respirics in writing.

6. Compliance, Recalls, and Orders.

6.1 Registrations and Reporting Obligations.

(a) Respirics shall use commercially reasonable efforts to maintain regulatory approvals and requirements for it to sell the Products in the Territory. Respirics shall have sole discretion as to the commercial reasonableness of any acts required on its part to maintain any regulatory approval or requirement. TEAMM shall, as reasonably requested by Respirics, reasonably assist Respirics in, at any time, Respirics’ efforts to maintain and/or obtain regulatory approvals for Products, including but not limited to such approvals as may be necessary for marketing and selling Products (1) in additional jurisdictions or (2) for additional indications or uses, provided that such support shall be at Respirics’ cost and expense . Respirics shall own all Product Approvals.

(b) Respirics shall promptly provide to TEAMM copies of all required Product notifications and registrations to regulatory agencies (including device listing reports) including copies of all letters received from the FDA.

(c) TEAMM shall maintain, or cause to be maintained, all complaint files and other records required to be maintained by the FDA and other regulatory agencies with respect to Products purchased by TEAMM from Respirics. Respirics shall promptly provide to TEAMM copies of all complaints received with respect to the Products sold to TEAMM as well as responses sent, if any. TEAMM shall promptly provide Respirics with copies of any complaints relating to the Products received by TEAMM. Except to the extent TEAMM is otherwise required by law, Respirics shall submit to the FDA all reports of complaints, malfunctions, failures or deterioration in the characteristics or performance or instructions for use or inadequacy in labeling which may have led or lead to death or serious injury and all other information about the Products required to be submitted to any regulatory agency.

(d) Each party agrees to notify the other forthwith of its knowledge or receipt of notice of the initiation of any inquiries, notices or inspection activity by any governmental or regulatory authority with respect to the Products and shall provide the other with a reasonable description of any such inquiries and documentation not later than five (5) working days after such visit or inquiry.

(e) Respirics will be responsible for any reporting of matters regarding the manufacture of Products, as applicable, to the FDA and other relevant regulatory authorities, in accordance with applicable laws and regulations. Respirics shall promptly notify TEAMM of any such matter and promptly furnish complete copies of such reports to TEAMM. Respirics also shall advise TEAMM of any occurrence or new information which arises out of Respirics’ manufacturing or other activities which may reasonably be expected to have adverse regulatory compliance and/or reporting consequences concerning a Product.

(f) Respirics shall be responsible for handling and responding to any appropriate governmental agency inspections with respect to manufacturing of Products during the term of this Agreement.

6.2 Manufacturing. Respirics shall use commercially reasonable efforts to comply and cause its Manufacturing Contractor(s) to comply, as appropriate, with all applicable ISO9000 and cGMP requirements, including all national technical and quality standards applicable to the Products which are incorporated into ISO9000 and cGMP. Respirics and its Manufacturing Contractors shall have sole discretion as to the commercial reasonableness of any acts required on their part with respect to ISO9000 and cGMP compliance, provided, however, Respirics shall notify TEAMM of any citations from discussions with a regulatory body where such discussions and citations relate to a material aspect of ISO9000 and/or cGMP compliance. Respirics shall use commercially reasonable efforts to establish and, during the Term of this Agreement, maintain, relationships with Manufacturing Contractor(s) that are reasonably sufficient to meet the purchase Orders and Forecasts made by TEAMM hereunder. It shall be Respirics’ responsibility to cause its Manufacturing Contractor(s) to produce Products that meet the specifications and standards set forth herein.

6.3 Samples. Respirics shall retain, or cause its Manufacturing Contractors to retain, samples of each lot of the Products for time periods which are in accordance with ISO9000 and cGMP. TEAMM shall retain a reasonably sufficient quantity of each batch of Products to perform at least full duplicate quality control testing, which amount shall not be less than twenty-five (25) units of Product with respect to each batch. TEAMM shall maintain such samples of each batch in a reasonably suitable storage facility until at least the first anniversary of the end of the approved shelf life of the Product, or such longer period as may be required under applicable laws, rules, and regulations (including but not limited to the Product Approvals). Portions of all such samples shall be made reasonably available for testing by Respirics upon request.

6.4 Product Recalls, Market Withdrawals, and Field Corrective Actions.

(a) During the term of this Agreement, the parties shall keep each other fully informed about any material adverse events, side effects, injury, toxicity or sensitivity reaction associated with the Products of which such party becomes aware, whether or not any such effect or event is attributable to the Products. Respirics shall be responsible for reporting relevant side effects or other events to the appropriate regulatory authorities in the Territory in accordance with applicable laws, rules, and regulations. Each shall promptly inform the other by telephone and in writing in the event any circumstances occur which may reasonably precipitate a possible or actual recall of any Products.

(b) In the event (i) any government authority issues a directive or order that a Product be recalled, withdrawn, or subject to a field correction (collectively, “Recalled” or a “Recall”), (ii) a court of competent jurisdiction orders such a Recall, or (iii) Respirics determines in its sole discretion that a Product should be Recalled, the parties shall take all reasonably appropriate corrective actions. TEAMM will, upon approval by Respirics, provide notice to customers of the Recall of the Product. TEAMM shall not be entitled to effect any Recall with respect to Products without Respirics’ prior written consent, provided that, notwithstanding the foregoing, TEAMM may immediately effect any Recall as required to comply with any regulatory or legal requirements, guidelines, directives, orders, or injunctions. Respirics and TEAMM shall fully cooperate with one another and provide all reasonable assistance in conducting any Recall under this Section 6.4, provided that Respirics, subject to the advice and comment of TEAMM, shall have the sole right to determine the manner and extent of any such Recall, subject to applicable laws, rules, and regulations. TEAMM shall maintain records of all sales of the Products sufficient to carry out a Recall with respect to Products purchased under the Agreement.

(c) Where a Recall is initiated or required by Respirics or a statutory or regulatory authority in the Territory, Respirics shall reimburse TEAMM for all reasonable costs and expenses properly incurred in procuring or complying with the requirements of such Recall, provided that, notwithstanding the foregoing, TEAMM shall be responsible for all costs and expenses associated with any Recall in the Territory resulting from TEAMM’s negligence, intentional misconduct, breach of this Agreement, or failure to comply with any applicable laws, rules, and regulations, or which is requested by TEAMM.

6.5 General Obligations of Respirics and TEAMM.

(a) Except as otherwise expressly provided in the Agreement, Respirics shall manufacture, test, package, and label the Products or use commercially reasonable efforts to cause its or Contract Manufacturer(s) to do the same. TEAMM shall price, invoice, and have shipped in the Territory all Products.

(b) Respirics shall manufacture, test, package, label and release, and use commercially reasonable efforts to cause its Contract Manufacturer(s) to manufacture, test, package, label, and release, the Products in accordance with all applicable ISO9000 and cGMP requirements. Following Respirics’ delivery of Products to the Delivery Site, TEAMM shall maintain, store, and ship the Products in accordance with cGMP and all applicable legal or regulatory requirements.

(c) Each party shall promptly notify the other party of, and shall provide the other party with copies of, any correspondence and other documentation received or prepared in connection with any of the following events: (1) receipt of any material correspondence from the FDA in connection with the manufacture, sale, or use of the Products; (2) any recall or field correction of the Products; (3) the withdrawal of the Products from the market; (4) any regulatory comments relating to the manufacture of the Products requiring a response or action by either party.

(d) Respirics shall maintain all manufacturing and analytical records, all records of shipments of the Products from Respirics, and all validation data relating to the Products for the time periods required by applicable laws and regulations, or provide for the same in its manufacturing contracts for the Products with its Contract Manufacture(s). Respirics shall make such data available to the FDA upon request of the FDA, such request being made either directly to TEAMM or to Respirics, or otherwise as required by applicable law.

6.6 Orders.

(a) Forecasts. Beginning upon execution of this Agreement, TEAMM shall provide, on a monthly basis, estimated forecasts of Product to be delivered (including Retail Products and Sample Products) for each of the twelve (12) calendar months following the twentieth (20th) week following the date on which such forecast is submitted (each a “Forecast”) (i.e. each Forecast shall be submitted at least twenty (20) weeks in advance of the beginning of the initial month covered by such Forecast), provided that, notwithstanding the foregoing, (i) the initial Forecast is attached hereto as Exhibit H (the “Initial Forecast”) and (ii) the Initial Forecast shall be effective with respect to the seventh through eighteenth month following the Approval Date. All Forecasts under this Agreement and updates thereof for any period will constitute a firm obligation of TEAMM to purchase the quantities of Products indicated for the first three (3) months of such Forecast, each of which such month’s quantities shall correspond to an “Order” placed under Section 6.6(f) below.

(b) Minimum Purchases. During each one-month and one-year (or, in the case of Year 1, 18-month) period following the Approval Date, TEAMM shall (1) take delivery of at least the minimum monthly and annual amounts of Products described on Exhibit I during the relevant time periods described on Exhibit I and (2) place Orders under this Agreement reasonably sufficient to provide for such delivery, provided that in the event that a third party’s introduction to the market of a functionally and materially superior competitive product subsequent to the execution of this Agreement prevents TEAMM from satisfying its obligations under this Section 6.6(b), TEAMM and Respirics agree to review Exhibit I and make reasonable, good faith adjustments to the minimum requirements included therein if and as necessitated thereby, further provided that Respirics shall not be obligated to make or agree to any such adjustments in the event TEAMM has not dedicated financial, human, and other resources reasonably sufficient, consistent with pharmaceutical and medical device industry standards, to generate sales as required by Section 3.3 and reasonably sufficient to enable TEAMM to satisfy its obligations under this Section 6.6(b). Notwithstanding the foregoing, and subject to the second paragraph of this Section 6.6(b), if TEAMM fails to take delivery of at least the minimum annual or monthly amount of total Products required for a particular annual or monthly period, as described on Exhibit I as it may be adjusted from time to time, or place Orders under this Agreement reasonably sufficient to provide for such delivery, TEAMM shall, in either case, be in breach of this Section 6.6(b) and, in addition to and without limiting any legal or equitable remedies Respirics may have for such breach, Respirics shall be entitled to immediately terminate this Agreement or its exclusivity, and/or enter into alternative distribution agreements in the Territory. For purposes of this Section 6.6(b), “annual” shall mean, with respect solely to Year 1 on Exhibit I, the 18 month period constituting Year 1, as described on Exhibit I; “annual” shall, in all other cases, refer to the appropriate one year period.

Notwithstanding the foregoing, if TEAMM fails to take delivery of the minimum annual amount of Products required for Year 1 as described on Exhibit I or place Orders under this Agreement reasonably sufficient to provide for such delivery, TEAMM shall have a three (3) month grace period from the end of Year 1 to take delivery of the remaining required annual amount of Products for Year 1 (the “Shortage”), provided that (i) TEAMM takes delivery of a total number of Products during the first three (3) months of Year 2 equal to or in excess of the sum of the Shortage plus *, (ii) TEAMM takes delivery of a combined total of at least * Products during Year 1 and Year 2, and, in each case, (iii) TEAMM places Orders under this Agreement reasonably sufficient to provide for such delivery. For example, based on Exhibit I’s figures, if TEAMM takes delivery of only * Products during Year 1 (the applicable Shortage in such case being * Products), it may avoid termination and breach under this provision by (i) taking delivery of at least * Products during the first three (3) months of Year 2, (ii) taking delivery of a total of at least * Products during Year 2, and, in each case, (iii) placing Orders under this Agreement reasonably sufficient to provide for such delivery. In the event TEAMM does not take delivery during Year 1 of the required annual amount of Products indicated for Year 1 on Exhibit I or place Orders under this Agreement reasonably sufficient to provide for such delivery, if TEAMM does not (i) take delivery of a combined total aggregate of at least * units of Product during Year 1 and Year 2, (ii) take delivery of a total number of Products equal to or in excess of the sum of * plus the Shortage during the first three (3) months of Year 2, and, in either case, (iii) place Orders under this Agreement reasonably sufficient to provide for such delivery, TEAMM shall be in breach of this Section 6.6(b) and, in addition to and without limiting any legal or equitable remedies Respirics may have for such breach, Respirics shall be entitled to immediately terminate this Agreement, or its exclusivity, and enter into alternative distribution agreements in the Territory.

(c) Sample/Retail Product Ratios. TEAMM shall not order an amount of Sample Products in any particular six (6) month or twelve (12) month period, respectively, such that the percentage of Sample Products ordered in such six (6) month or twelve (12) month period (measured as a percentage of all Products ordered in such period), respectively, exceeds the applicable percentage indicated on Exhibit I (if such period spans two such percentages, the appropriate percentage for each constitutent month of such period shall be applied in such determination).

(d) Increases/Decreases in Order Amounts. The number of Products ordered by TEAMM in any Order shall not constitute an increase or decrease in excess of twenty-five percent (25%) above or below the number of Products ordered in the previous Order unless such increase or decrease is contained in the applicable Forecast provided by TEAMM pursuant to this agreement or otherwise agreed to by Respirics.

(e) Proper Application of Purchased Products. TEAMM, and its Subdistributors (if any), shall only sell, distribute, transfer, or exchange for cash or non-cash consideration those Products ordered as Retail Products. Neither TEAMM nor any of its Subdistributors shall sell, distribute, transfer, or exchange for cash or non-cash consideration Products ordered by TEAMM as Sample Products; such Products shall be distributed, free of charge and without consideration, as Product samples or for promotional purposes to patient care providers. In the event TEAMM and/or any of its Subdistributors sells, or otherwise transfers or exchanges for consideration, any Products ordered by TEAMM as a Sample Product, or for which TEAMM has not paid the TEAMM Royalty, TEAMM shall, in addition to and without limiting any legal or equitable remedies Respirics may have for such breach, pay Respirics an amount equal to the applicable TEAMM Royalty within thirty (30) days of such sale, transfer or exchange.

(f) Written Orders. TEAMM shall initiate orders for Products, including Sample Products and Retail Products, by written purchase orders, which may be submitted by facsimile, consistent with the binding portion of each Forecast. Orders are subject to acceptance by Respirics, preferably by reply facsimile. In the event TEAMM’s purchase order contains terms conditions which are in addition to, or differ from or contradict the terms of this Agreement, the terms of this Agreement shall control. An “Order” for purposes of this Agreement shall consist of the first month of the initial three month binding obligation described in any Forecast, and the ordering process and timing shall be as described below.

(1) Each Order shall be placed at least twenty (20) weeks in advance of the beginning of the month covered by such Order, or such shorter time as may be reasonably practicable for Respirics from time to time during the Term of this Agreement in light of (i) the Contract Manufacturer’s ordering requirements and manufacturing schedule and (ii) Respirics’ reasonable time requirements for shipping and processing such Orders, provided that, notwithstanding anything to the contrary in this Agreement, the first two Orders must be placed at least six (6) months in advance of the months covered by such Orders.

(2) Notwithstanding anything to the contrary in this Agreement, no Orders shall be accepted by Respirics, and Respirics shall have not have any obligations with respect to any Orders, until (1) the occurrence of the Approval Date and (2) Respirics has completed testing and validation of the Product, as manufactured by its Contract Manufacturer(s), to Respirics’ reasonable satisfaction (including confirmation that such Product, as manufactured by its Contract Manufacturer(s), conforms to the Product Approvals, Product Specifications, and Packaging Specifications). Notwithstanding anything to the contrary contained in this Agreement, upon acceptance by Respirics of the first two Orders placed pursuant to this Agreement, Respirics shall have six (6) months from the placement of each Order to deliver the Products specified in the applicable Order consistent with the lead time specified above.

(3) TEAMM’s initial three (3) Orders shall be for such amounts of Product, to be delivered during such time periods (relative to the Approval Date), as described for the initial three (3) months of the Initial Forecast attached hereto as Exhibit H.

(4) Respirics shall use commercially reasonable efforts to supply the Products ordered by TEAMM in accordance with this Agreement, provided, however, that Respirics shall not be obligated to supply Products to the extent that orders for such Products exceed 125% of the quantities stated in the initial Forecast received by Respirics from TEAMM which described TEAMM’s anticipated Product needs for the applicable time period.

(g) Delivery. Respirics shipments of Products shall be delivered FOB DDN Pharmaceutical Logistics, 4580 Mendenhall Road, Memphis, TN 38141, or such other receiving point in the continental United States reasonably designated by TEAMM in writing (the “Delivery Site”), to TEAMM or its designated carrier at which time title, ownership and risk of loss and damage shall pass to TEAMM. Respirics shall deliver or cause or its Contract Manufacture(s) to deliver Products, properly packed for distribution, to TEAMM or a carrier or other designee selected by TEAMM at the Delivery Site. As a matter of clarification, Respirics shall be responsible for the cost of delivery, including duties, to TEAMM at the Delivery Site (US port) designated by TEAMM and TEAMM shall be responsible for all costs of delivery after receiving

(or its designee receives) the Products at the Delivery Site. Any special handling or special packing expenses requested by TEAMM shall be paid by TEAMM. TEAMM shall bear any and all applicable taxes, duties and similar charges that may be assessed against the Products after receipt by TEAMM or its designee at the Delivery Site. Respirics shall include, or cause its Contract Manufacturers to include, shipping documents with Products in accordance with TEAMM’s reasonable requests.

6.7 Packaging. TEAMM shall provide all necessary labels and package inserts for all Products as well as for the shipping container, which labels and package inserts shall comply with applicable FDA requirements, subject to the requirements of, and Respirics’ approval under, Section 5.3 above. TEAMM shall not use any other labels or package inserts for any Products.

6.8 Taxes; Duties. The actual amount of sales, use, excise, value-added and similar taxes levied upon or applicable to the transport and delivery of Product to the Delivery Site up to the receipt of the Product by TEAMM or its designee at the Delivery Site shall be paid by Respirics, and the actual amount of sales, use, excise, value-added and similar taxes levied upon or applicable to the storage, use, transport, delivery, and sale of Product after receipt of the Product by TEAMM or its designee at the Delivery Site shall be paid by TEAMM.

7. Product Warranty.

7.1 Standard Limited Warranty. Respirics warrants that the Products shall, at the time of shipment, (a) comply with the requirements of the Act, if applicable, and shall until their expiration date conform to the labeling and package inserts; (b) will not be products that are adulterated or misbranded within the meaning of the Act; (c) shall have been manufactured, packaged, stored and shipped in conformity with applicable ISO9000 and cGMP requirements; (d) will not be products that may not be introduced into interstate commerce pursuant to applicable federal or state law; (e) shall comply in all material respects with all applicable Product Approvals, (f) shall comply in all material respects with all applicable FDA-approved product labels, packaging, and promotional literature; (g) shall not, to Respirics’ knowledge, infringe any third party patent or intellectual property right. This limited warranty is contingent upon proper use of a Product in the application for which such Product was intended and does not cover Products that were modified without Respirics’ written approval, that have expired, or that were improperly stored or handled.

7.2 No Other Warranty. EXCEPT FOR THE EXPRESS LIMITED WARRANTIES SET FORTH IN SECTION 7.1 ABOVE, RESPIRICS GRANTS NO WARRANTIES FOR THE PRODUCTS, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE.

7.3 Remedy and Limitation of Liability. EXCEPT WITH RESPECT TO THE INDEMNIFICATION PROVIDED UNDER THIS AGREEMENT, RESPIRICS’ LIABILITY, TEAMM’S AND ITS CUSTOMERS SOLE REMEDY, AND THE LIMITED WARRANTY UNDER THIS AGREEMENT WITH RESPECT TO ANY PRODUCTS SHALL BE LIMITED TO A REFUND OF TEAMM’S COST OF PRODUCTS OR REPAIR OR REPLACEMENT, AT RESPIRICS’ SOLE DISCRETION. IN NO EVENT SHALL RESPIRICS BE LIABLE FOR

THE COST OF PROCUREMENT OF SUBSTITUTE PRODUCT OR FOR ANY SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES FOR BREACH OF WARRANTY OR OTHERWISE

8. Payments for Product.

8.1 Purchase Price; Royalty. TEAMM shall pay Respirics the TEAMM Price for each unit of Product ordered by TEAMM, subject to any further adjustments explicitly provided for in this Agreement, provided that, in the event the amount of Products ordered by TEAMM does not total at least 12,500 units of Product (including both Sample Product and Retail Product) with respect to a particular month, the applicable TEAMM Price for the units included in that month’s order shall, without limitation of, any legal, equitable, or contractual remedies Respirics may have under law, contract, or the terms of this Agreement, be increased by an amount equal to any increase in Respirics’ total direct and indirect cost to procure or supply such Products which results from such Order of less than 12,500 units of Product; Respirics shall, upon request by TEAMM, provide documentation reasonably supporting any such increase. TEAMM shall pay the TEAMM Royalty on all Retail Products.

8.2 Resale Prices. TEAMM may offer the Products to its customers at such prices as it, in its sole discretion, may determine, provided that TEAMM shall price Products for sale in accordance with its pricing model for all of its other products. Respirics shall have no right to determine the prices at which TEAMM may offer the Products for resale.

8.3 Samples. Beginning on the Approval Date and for the remaining term of this Agreement, Respirics shall supply Products to TEAMM for use as marketing samples for distribution to healthcare providers in accordance with Section 3.3. The price for such Products shall be equal to that set pursuant to Sections 1.14 and 8.1 above, and shall be paid by TEAMM to Respirics as part of its payment for all Products ordered from Respirics under this Agreement.

8.4 Payment. TEAMM shall pay Respirics the total aggregate TEAMM Price due with respect to Retail Products in a particular Order upon the placing of such Order with Respirics by TEAMM, provided that, notwithstanding the foregoing, (i) such payment with respect to the first three months of the Initial Forecast shall be due upon execution of this Agreement and (ii) in the event the percentage of Sample Products ordered in an Order exceeds the applicable percentage indicated on Exhibit I, TEAMM shall pay one hundred percent (100%) of the total aggregate TEAMM Price due with respect to any Sample Products ordered in excess of such percentage upon the placing of such Order. The invoice for remaining amounts due as a result of TEAMM’s purchase of Products from Respirics hereunder pursuant to a particular Order, which shall include the total aggregate TEAMM Royalty due on all Retail Products ordered pursuant to such Order and one hundred percent (100%) of the total aggregate TEAMM Price of Sample Products ordered pursuant to such Order (other than those Sample Products for which TEAMM has already paid in full as described above), shall be sent simultaneously with or promptly following the delivery of the applicable Products to the Delivery Site, and the amount of such invoice shall be paid by TEAMM within 30 days of the date of such invoice in US Dollars. Notwithstanding the foregoing, (i) with respect to the initial Order of Products under this Agreement, the invoice(s) sent upon delivery of said Products shall be payable within 60 days of the date of said invoice(s) and (ii) at such time as Respirics’ Contract Manufacturers materially reduce Respirics’ upfront payment requirements with respect to the supply of Products in an amount and fashion that materially reduces Respirics’ need for payment concurrent with the placing of an Order, but in any event no later than such time as TEAMM has taken delivery of and paid for an aggregate of 660,000 units of Product within a period of twenty-four consecutive calendar months, the parties agree to discuss in good faith permitting TEAMM to pay a portion of the TEAMM Price for Retail Products upon delivery. TEAMM shall be entitled to a * percent (*%) discount with respect to the total TEAMM Price and total TEAMM Royalty of Retail Products covered by such invoice if Respirics receives payment from TEAMM for the full amount of such invoice, taking into the account the aforementioned discount, within ten (10) days of the date of such invoice. Any amounts invoiced pursuant to the foregoing or any other amounts not paid when due shall be subject to a service charge at the lower of the rate of one and one-half (1.5%) percent per month or the maximum rate permitted by law. If TEAMM fails to make any payment to Respirics when due, Respirics provides written notice of such failure to TEAMM, and TEAMM fails to cure such failure to pay within such thirty (30) days of receiving such notice, Respirics may, without affecting any other rights or remedies available under this Agreement or for such breach, (i) terminate this Agreement, (ii) cancel or delay shipments hereunder, or (iii) render TEAMM’s rights under this Agreement nonexclusive, provided that TEAMM’s opportunity to cure such failure to pay shall apply only to the first two such failures under this Agreement; after the second such failure, Respirics shall have the right to terminate this Agreement, render TEAMM’s rights hereunder nonexclusive, or cancel or delay shipments hereunder immediately upon written notice to TEAMM.

8.5 Sales Reporting and Payment Dates. After the first sale of a Product by TEAMM, or distribution of a Product as a sample or otherwise for promotional purposes, TEAMM shall make quarterly written reports to Respirics within 30 days after the first day of each January, April, July, and October during the term of this Agreement and as of such dates, stating in each such report the number, description, and aggregate number of Products (i) sold, transferred, distributed, or exchanged for cash or non-cash consideration during the preceding three calendar months and/or (ii) provided or distributed as samples or otherwise for promotional purposes. The first such report shall include all such Products so sold or provided prior to the date of such report.

8.6 Accounting and Records. TEAMM will keep complete, true and accurate books of account and records for the purpose of showing the derivation of the information reportable and amounts payable to Respirics under this Agreement. Such books and records will be kept at TEAMM’s principal place of business for at least three (3) years following the end of the calendar quarter to which they pertain, and will be open at all reasonable times for inspection by a representative of Respirics for the purpose of verifying TEAMM’s sales and distribution reports and TEAMM’s compliance in other respects with this Agreement. The representative and Respirics will be obliged to treat as confidential all relevant matters except information relating to the accuracy of such reports or except as required by law. Such inspections shall be at the expense of Respirics, unless it is determined that (i) TEAMM or any Subdistributor has sold, distributed, transferred, or exchanged for cash or non-cash consideration Products ordered as Sample Products, or for which the TEAMM Royalty has not been paid, or (ii) TEAMM has underpaid Respirics any amounts due under this Agreement as a result of its engagement of alternative suppliers or direct engagement of Respirics’ Contract Manufacturer(s), if and as expressly contemplated by this Agreement, in which cases all costs relating to such inspection shall be paid by TEAMM. Further, TEAMM will pay to Respirics, within thirty (30) days of receiving notice from Respirics, the full amount due, to the extent not already paid, under Section 6.6(e) or any other relevant provision of this Agreement, together with interest thereon as described in Section 8.4 above.

9. Confidentiality.

9.1 Non-Disclosure. During the duration of this Agreement and thereafter, neither party shall disclose to third parties, or use for its benefit, in whole or in part, any Proprietary Information received from the other party, except to the extent required to perform its obligations under this Agreement or comply with the Act or other laws. Each party shall take all reasonable steps to minimize the risk of disclosure of Proprietary Information, including, without limitation:

i.	ensuring that only its employees whose duties require them to possess such information have access thereto;

ii.	ensuring that such employees are contractually bound to maintain the confidentiality of such information on terms substantially similar to those of this Agreement; and

iii.	exercising at least the same degree of care that it uses for its own Proprietary Information, which degree of care shall be no less than reasonable.

9.2 Duties Upon Termination. Except as otherwise permitted under this Agreement, upon request by the disclosing party after expiration or termination of this Agreement, the other party shall either return all of such disclosing party’s Proprietary Information (including data, memoranda, drawings and other writings and tapes and all copies thereof) received or prepared by it or destroy the same, and, in any event, shall make no further use of such Proprietary Information provided, however, that counsel for the receiving party may keep one copy of the Proprietary Information for purposes of ascertaining the receiving party’s obligations pursuant to this Section 9.

9.3 Use of Proprietary Information. During the duration of this Agreement and thereafter, neither party shall use the other party’s Proprietary Information for any purposes, except to perform its obligations hereunder.

9.4 Injunctive Relief. Each party acknowledges that the other party would not have an adequate remedy at law for breach of any of the covenants contained in this Section 8 and hereby consents to the enforcement of same by the other party by means of temporary or permanent injunction issued by any court having jurisdiction thereof and further agrees that the other party shall be entitled to assert any claim it may have for damages resulting from the breach of such covenants in addition to seeking injunctive or other relief.

10. Indemnification.

10.1 Indemnification by Respirics. Subject to TEAMM’s compliance with its obligations set forth in Section 10.3 below, Respirics shall indemnify, defend and hold TEAMM and its Subdistributors, their shareholders, directors, officers, employees and agents harmless from and against any and all losses, damages, liabilities, claims, demands, judgments, settlements, costs and expenses (including, without limitation, reasonable attorneys’ fees and other costs of defense) (collectively “Losses”) attributable to, or arising out of a breach by Respirics of any of Respirics’ warranties, representations, covenants or obligations hereunder or any claim, lawsuit or other action by a third party for breach of contract, personal injury or property damage to the extent caused by a breach by Respirics of this Agreement, or out of or connected with the use or sale of the Product to the extent directly caused by Respirics’ fault, negligence or breach of any of its obligations hereunder concerning the use or sale of the Product.

10.2 Indemnification by TEAMM. Subject to Respirics’ compliance with its obligations set forth in Section 10.3 below, TEAMM shall indemnify, defend and hold Respirics, its Contract Manufacturers, shareholders, directors, officers, employees and agents harmless from and against any and all Losses attributable to, or arising out of a breach by TEAMM or any of its Subdistributors of any of TEAMM’s warranties, representations, covenants or obligations hereunder, or any claim, lawsuit or other action by a third party for, breach of contract, personal injury or property damage to the extent caused by a breach by TEAMM or one of its Subdistributors of this Agreement, or out of or connected with the use or sale of the Product to the extent directly caused by TEAMM’s or its Subdistributor’s fault, negligence or breach of any its obligations hereunder concerning the marketing, use, or sale of the Product.

10.3 Notice and Assistance. A party (the “indemnitee”) which intends to claim indemnification under this Section 10 shall promptly notify the other party (the “indemnitor”) in writing of any action, claim or other matter in respect of which the indemnitee or any of its employees or agents intend to claim such indemnification. The indemnitee shall permit, and shall cause its employees and agents to permit, the indemnitor, at its discretion, to settle any such action, claim or other matter and agrees to the complete control of such defense or settlement by the indemnitor; provided, however, that such settlement does not adversely affect the indemnitee’s rights hereunder or impose any obligations on the indemnitee in addition to those set forth herein in order for it to exercise such rights. No such action, claim or other matter shall be settled without the prior written consent of the indemnitor and the indemnitor shall not be responsible for any legal fees or other costs incurred other than as provided herein. At the expense of the indemnitor, the indemnitee shall render the indemnitor all assistance reasonably necessary in defending against such claim, suit, or action. The indemnitee party shall have the right at its expense, to retain separate counsel to act in an advisory capacity in connection with any matter involving a claim for indemnity and the indemnitor will cooperate with such counsel.

11. Patents.

11.1 Ownership. Except as provided herein with respect to trademarks, TEAMM acknowledges that it does not have, nor does it hereby acquire, any right, title and interest in and to any patents, patent applications, trademarks or other proprietary rights of Respirics or its licensors.

All right, title, and interest to all inventions, discoveries, and improvements relating to the Product, including but not limited to those made by TEAMM, whether or not patentable (“Improvements”), and the intellectual property rights related thereto, shall be owned by Respirics. TEAMM agrees to (i) promptly disclose all Improvements to Respirics, (ii) assist Respirics in every proper way to obtain and from time to time to enforce such its rights relating to Improvements, and (iii) execute and deliver to Respirics or its nominee upon request all such documents or undertake such actions as Respirics or its nominee may determine are necessary or appropriate to effect the foregoing, including assignments of inventions.

11.2 Patent Infringement.

(a) Defense. TEAMM agrees that Respirics has the first right, but not the obligation, to defend or at Respirics’ option to settle, and, if exercising such right, Respirics agrees at Respirics’ expense, to defend or at Respirics’ option to settle, each claim, suit or proceeding brought against TEAMM or TEAMM’s customers arising out of or related to an allegation of infringement of any United States patent, copyright, or trademark or misappropriation of trade secrets by the sale of Products sold hereunder or the use thereof, subject to the limitations hereinafter set forth. If exercising such right, Respirics shall have sole control of any such action or settlement negotiations and Respirics agrees to pay, subject to the limitations hereinafter set forth, any final judgment (including all pre-judgment and post-judgment interest) entered against TEAMM or TEAMM’s customers on such issue in any such suit or proceeding defended by Respirics. TEAMM agrees that Respirics, at Respirics’ sole option, shall be relieved of the foregoing obligations unless TEAMM or TEAMM’s customers shall notify Respirics promptly in writing of such claim, suit or preceding and gives Respirics authority to proceed as contemplated herein, and at Respirics’ expense, cooperates with Respirics to settle and/or defend any such claim, suit or proceeding. Respirics shall not be liable for any costs or expenses incurred without Respirics’ written authorization.

(b) Limitation. Notwithstanding the provisions of Sections 10.1 and 11.2(a) above, Respirics assumes no liability for (i) infringements covering completed Products or any composition, assembly, combination method or process in which any of the Products may be used but not covering Products when used alone; provided, however, that such limitation shall not apply where the sale or use of the Product (whether or not in any composition, assembly, combination, method or process) is a sale for a use or a use intended or approved by Respirics; (ii) infringements involving any marking or branding not applied by Respirics or applied at the request of TEAMM; or (iii) infringements involving the modification of the Products, or any part thereof, unless such modification was performed by Respirics or in accordance with Respirics’ written instructions or approved by Respirics.

(c) THE FOREGOING PROVISIONS OF THIS SECTION 11.2 STATE THE ENTIRE LIABILITY AND OBLIGATION OF RESPIRICS AND THE EXCLUSIVE REMEDY OF TEAMM WITH RESPECT TO ANY ALLEGED INFRINGEMENT OF PATENTS, COPYRIGHTS, TRADEMARKS, OR OTHER INTELLECTUAL PROPERTY RIGHTS BY THE PRODUCTS OR ANY PART THEREOF.

(d) Patent Enforcement. If TEAMM believes that a third party is reasonably likely infringing Respirics’ patent rights in the Territory, TEAMM shall promptly notify Respirics of that fact and shall provide to Respirics reasonable evidence of any such claim based upon materials available to TEAMM. Upon receipt of evidence satisfactory to Respirics of infringement, in Respirics’ sole discretion, Respirics shall then have the sole right (but not the obligation) to take action against such infringing third party.

(e) Cooperation. If either party takes action against a third party pursuant to this Section 11.2, or if a third party claims the manufacture, use or sale of Product in the Territory infringes its patent or other proprietary rights, the other party agrees to provide reasonable assistance by supplying information within its control which may assist the party taking the enforcement action or defending such claim.

12. Term; Termination.

12.1 Term. The term of this Agreement shall be from the date of this Agreement until the last to expire of the U.S. patents listed on Exhibit A or any continuations, continuations in part, divisionals, provisionals, or reissues thereof, unless terminated earlier under the provisions of this Agreement (the “Term”).

12.2 Termination for Cause - Either Party. Without prejudice to any other rights it may have hereunder or at law or in equity, either party may terminate this Agreement immediately by written notice to the other party upon the occurrence of any of the following:

(a) the other party becomes insolvent, an order for relief is entered against the other party under any bankruptcy or insolvency laws or laws of similar import;

(b) the other party makes an assignment for the benefit of its creditors or a receiver or custodian is appointed for it or its business is placed under attachment, garnishment or other process involving a significant portion of its business; or

(c) after thirty (30) days’ written notice from the terminating party without cure by the other party of any material breach of this Agreement by the other party other than breaches with respect to payment or minimum purchase or sales obligations, which breaches, opportunities to cure (if any), and related termination rights are addressed in Sections 8.4, 6.6(b), and 12.3.

12.3 Termination of Supply Provisions for Serial Failure to Supply. In the event (1) Respirics has materially breached its supply obligations under this Agreement with respect to (i) three (3) Orders in any single twelve (12) month period or (ii) six (6) Orders in any three (3) year period, (2) such breaches have had a material adverse effect on TEAMM’s ability to market and sell Products, and (3) TEAMM has not breached or been in breach of this Agreement at any time during the time period in which such breaches occurred, TEAMM shall have the option to, upon ninety (90) days’ notice to Respirics, terminate Respirics’ supply obligations under this Agreement. Upon the termination of such supply obligations by TEAMM under this Section 12.3, (1) TEAMM shall be free to engage a third party manufacturer of Products or manufacture Products directly, (2) Respirics shall be deemed to have licensed to TEAMM all rights reasonably necessary to provide for such manufacture, and (3) TEAMM shall pay Respirics a royalty thereafter on each unit of Product sold by TEAMM, which was supplied by a third party or manufactured by TEAMM, in an amount equal to the mean Total Price over the six (6) months prior to such termination less Respirics’ mean total indirect and direct costs of production, procurement, shipment, and supply per unit of Product over the six (6) months prior to such termination (such royalty per unit, the “Alternative Supply Royalty”). Any such royalties payable by TEAMM shall be made on a calendar quarter basis, within forty-five days following the end of each quarter, concurrent with the provision of a written report detailing the sales of Products during the preceding quarter and calculation of royalties due with respect to such Products, and TEAMM shall be subject to customary and reasonable audit rights. Any failure by TEAMM to pay any such royalty in full when due shall be deemed a breach of this Agreement, and all provisions applying to TEAMM’s obligations with respect to the Products (other than the ordering and purchasing of Products from Respirics) shall survive TEAMM’s exercise of such option under this Section 12.3. Further, the annual requirements established under Exhibit I shall, upon TEAMM’s exercise of its option under this Section 12.3, be deemed annual sales requirements, such that, if TEAMM does not sell Products in amounts equal to the annual amounts indicated for Retail Products on Exhibit I with respect to the relevant annual period, such failure shall be deemed a breach of this Agreement.

12.4 Rights and Duties Upon Termination.

(a) Termination of this Agreement other than by Respirics pursuant to Sections 6.6, 8.4, or 12.2, shall not affect any rights or obligations accrued by either party prior to the effective date of termination, including but not limited to (i) Respirics’ delivery obligations resulting from any purchase order for Products placed by TEAMM prior to the effective date of termination and (ii) TEAMM’s payment obligations for such orders.

(b) Except as provided otherwise in this Section 12.4, upon termination of the Agreement, Respirics shall use reasonable efforts to continue to sell and supply Products to TEAMM’s customers. Respirics will honor the terms and conditions of TEAMM contracts with its customers to the extent such agreements have been entered into in arms-length transactions and the prices charged for the supply of Products are consistent with the market price for similar products sold by Respirics.

(c) Upon termination of this Agreement, other than a termination of this Agreement in its entirety by TEAMM due to breach of the Agreement by Respirics, TEAMM will not for a period of two (2) years sell products which are competitive with the Product.

(d) If Respirics terminates this Agreement pursuant to Sections 6.6, 8.4, or 12.2 hereof, TEAMM shall (1) deliver to Respirics all of TEAMM’s customer lists, existing orders, promotional materials, marketing data and programs, business plans, and all other related information concerning its sales efforts with respect to the Products in order to enable Respirics to undertake sales of Products upon such termination, provided that such information shall be considered Respirics’ Proprietary Information hereunder thereafter, subject to the obligations of non-use and confidentiality prescribed in this Agreement, (2) immediately provide Respirics with a written detailed inventory of all Products in its possession or control, or that of its Affiliates, (3)

return to Respirics or destroy all such Products at TEAMM’s expense, if and as elected by Respirics, within thirty (30) days of such termination, and (4) pay Respirics, as elected by Respirics in its sole discretion, the applicable TEAMM Price and, with respect to Retail Products, TEAMM Royalty for all Products ordered by TEAMM but not delivered, or Respirics’ total direct and indirect cost of all unused materials and work-in-process with respect to any outstanding Orders and Forecasts, whichever is greater, under this Agreement as of the date of such termination, provided that, notwithstanding item (3) above, with respect to any termination by Respirics pursuant to Section 6.6(b), TEAMM shall have the right, upon written notice to Respirics, to continue to sell Products in TEAMM’s inventory at the time of such termination for a period of up to six (6) months following such termination, subject to the terms of this Agreement (including payments due Respirics, if any, with respect to the purchase or sale of such Products).

(e) Sections of this Agreement shall survive any termination of this Agreement which relate to confidentiality and indemnification, or otherwise which by their nature cannot be accomplished or fulfilled prior to termination or which relate to obligations of the parties accrued prior to termination.

12.5 Non-Competition. TEAMM shall not during the term of this Agreement manufacture, sell, distribute or cause to be distributed products competitive with the Product.

13. Representations and Warranties.

13.1 By Respirics. Respirics hereby represents and warrants to TEAMM that as of the date hereof and any period otherwise indicated below, the following statements are true and correct:

(i)	Respirics is a corporation duly organized and validly existing under the laws of Delaware. Respirics has the power and authority to enter into and perform this Agreement. This entry into, execution, delivery and performance of this Agreement has been approved by all necessary corporate action.

(ii)	No consent, authorization, license, permit, registration or approval of, or exemption or other action by, any governmental authority or any third party is required in connection with Respirics’ execution, delivery and performance of this Agreement or, if any consent is required of any third party or governmental agency, Respirics has satisfied any applicable requirement by obtaining the necessary consent.

(iii)	Respirics represents and warrants that there are no outstanding written or oral agreements binding on Respirics or its assets that conflict with this Agreement or restrict Respirics from entering into this Agreement. This Agreement is enforceable against Respirics in accordance with the terms of this Agreement, subject to the effect of bankruptcy, insolvency, or similar laws affecting the rights and remedies of creditors generally and the effects of general principles of equity (whether applied by a court of law or equity) and the effect of public policy.

(iv)	Respirics represents and warrants that it is the owner or licensee of all patents, patent applications, and trademarks listed on the attached Exhibits.

(v)	Respirics represents and warrants that all data and submissions made to the FDA in support of its application for Product approval have been materially accurate and have not failed to state a material fact the omission of which would be materially misleading.

13.2 By TEAMM. TEAMM hereby represents and warrants to Respirics that, to the best of its knowledge, as of the date hereof, the following statements are true and correct:

(i)	TEAMM is a corporation duly organized and validly existing under the laws of Florida, and has the corporate power and authority to enter into and perform this Agreement.

(ii)	All corporate action on the part of TEAMM necessary for the authorization, execution and delivery of this Agreement and for the performance of all of its obligations hereunder has been taken, and this Agreement, when fully executed and delivered, shall constitute a valid, legally binding and enforceable obligation of TEAMM.

(iii)	No consent, authorization, license, permit, registration or approval of, or exemption or other action by, any governmental authority, or any other third party, is required in connection with TEAMM’s execution, delivery and performance of this Agreement or, if any such consent is required, TEAMM has satisfied the applicable requirements.

(iv)	TEAMM represents and warrants that there are no outstanding written or oral agreements binding on TEAMM or its assets that conflict with this Agreement or restrict TEAMM from entering into this Agreement.

(v)	There are no actions, suits or proceedings pending or, to TEAMM’s knowledge, threatened, against TEAMM before any governmental authority which question TEAMM’s right to enter into or perform this Agreement, or which question the validity of this Agreement.

14. Miscellaneous.

14.1 Choice of Law; Jurisdiction. This Agreement and all purchase orders issued hereunder shall be governed and interpreted, and all rights and obligations of the parties shall be determined, in accordance with the laws of the State of North Carolina, without regard to its conflict of laws rules. All disputes with respect to this Agreement shall be submitted to binding arbitration under the American Arbitration Association Commercial Arbitration Rules (the “Rules”), venued in Wake County, North Carolina, before three (3) independent, neutral arbitrators experienced in the medical device industry; each party shall select one such arbitrator, with the two arbitrators so selected selecting the third such arbitrator. The arbitrators selected by the parties will be selected within ten (10) business days following the request for arbitration, and the third arbitrator will be selected within ten (10) business days of the selection of the two arbitrators selected by the parties. In the event either party fails to select its arbitrator within such ten (10) day period, the arbitrator selected by the other party shall have the right to select the remaining two arbitrators, subject to their independence, neutrality, and experience in the medical device industry. The decision of the arbitrators will be final and binding on the Parties. Any action to enforce any arbitration award entered in such a proceeding shall be brought and heard either in the North Carolina state courts located in Wake County, North Carolina, or the United States’ federal district court for the Eastern District of North Carolina located in Raleigh, North Carolina. The parties to this Agreement each consent to the in personam jurisdiction and venue of such courts. The parties agree that service of process upon them in any such action may be made if delivered in person, by courier service, by telegram, by telefacsimile or by first class mail, and shall be deemed effectively given upon receipt. Notwithstanding the foregoing, either party may seek injunctive, equitable, or similar relief from a court without the requirement of arbitration.

14.2 Notices. All notices, approvals or other communications required hereunder shall be in writing and shall be deemed to have been duly given if delivered personally to such party or sent to such party by facsimile transmission (confirmed in writing by other permitted means), air courier or by certified mail, postage prepaid, to the following addresses:

To TEAMM:

TEAMM Pharmaceuticals, Inc.

2501 Aerial Center Parkway, Suite 100

Morrisville, North Carolina 27560

Attn: President

Fax: (919) 481-9300

To Respirics:

Respirics, Inc.

6008 Triangle Drive, Suite 101

Raleigh, NC 27617

Attn: President

Fax: (919) 789-4254

with a copy to:

Larry E. Robbins, Esq.

Wyrick Robbins Yates & Ponton, L.L.P.

4101 Lake Boone Trail, Suite 300

Raleigh, NC 27607

Fax: (919) 781-4865

or to such other address as the addressee may have specified in notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communications will be deemed to have been given as of the date so delivered or transmitted by facsimile, or five (5) days after so mailed.

14.3 Severability. In the event that any provision of this Agreement shall be found in any jurisdiction to be in violation of public policy or illegal or unenforceable in law or equity, such finding shall in no event invalidate any other provision of this Agreement in that jurisdiction, and this Agreement shall be deemed amended to the minimum extent required to comply with the law of such jurisdiction.

14.4 Entire Agreement. This Agreement states the entire agreement between the parties hereto about the transactions contemplated hereby and may not be amended or modified except by written instrument duly executed by the parties hereto.

14.5 No Waiver. The failure of either party hereto to enforce at any time, or for any period of time, any provision of this Agreement shall not be construed as a waiver of such provision or of the right of such party thereafter to enforce each and every provision.

14.6 Assignment, Binding Effect. Neither party shall assign this Agreement nor any of their respective rights or obligations hereunder without the prior written consent of the other party, except that either party may assign this Agreement to any of its Affiliates or to any person or entity to which substantially all of its assets are transferred by operation of law or otherwise, including, but without limitation, by merger or transfer of stock. Any other attempted assignment without such consent shall be void. Any assignee or transferee of this Agreement and/or the rights or obligations hereunder shall expressly assume in writing all obligations of the assignor/transferor pursuant to this Agreement.

14.7 Independent Contractor. Each party shall act as the independent contractor of the other party. Neither party shall be the legal agent of the other for any purpose whatsoever and therefore has no right or authority to make or underwrite any promise, warranty or representation, to execute any contract or otherwise to assume any obligation or responsibility in the name of or in behalf of the other party, except to the extent specifically authorized in writing by the other party. Neither of the parties hereto shall be bound by or liable to any third persons for any act or for any obligation or debt incurred by the other toward such third party, except to the extent specifically agreed to in writing by the party so to be bound.

14.8 Headings. All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

14.9 Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. It shall not be necessary in making proof of this Agreement or any counterpart hereof to account for any of the other counterpart.

14.10 Force Majeure. Neither party shall be deemed to be in default for failure or delay in performance to the extent of causes which are reasonably unforeseeable or, if foreseeable, reasonably unremediable in spite of diligent efforts to effect a reasonable remedy, and which are caused by act or omission of any governmental authority or of the other party, compliance with new governmental regulations, insurrection, riot, embargo, delays or shortages in transportation or inability to obtain necessary materials, and Acts of God or Nature.

14.11 Insurance. Respirics and TEAMM shall at all times maintain insurance, including but not limited to product liability insurance, in commercially reasonable amounts for their respective obligations and potential liabilities hereunder, provided that, during the period that any Products are being distributed, sold, and/or being used clinically and thereafter for the time any such products remain in clinical use, each party shall maintain product liability insurance, naming the other party as a named insured, with a coverage limit of not less than Five Million Dollars ($5,000,000). Each party shall, at the request of the other party, provide such evidence of such insurance as requested, including a certificate of insurance.

[Signature page to follow.]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered as of the day and year first above written.

RESPIRICS, INC.		TEAMM PHARMACEUTICALS, INC.

By:	/s/ Gilbert S. Mott, Jr.	By:	/s/ Martin G. Baum
Name:	Gilbert S. Mott, Jr.	Name:	Martin G. Baum
Title:	President and CEO	Title:	President and CEO

EXHIBIT A

PACKAGING SPECIFICATIONS

The packaging drawings and specifications on the pages following, which constitute this Exhibit A, reflect the Packaging Specifications as of the date of execution hereof, but the parties recognize require further refinement for the production of Products. The parties anticipate further refining these Packaging Specifications, and shall use best efforts to finalize such Packaging Specifications, prior to the placing of the initial Orders for Products, subject to the mutual agreement of both parties with respect to the final form of such Packaging Specifications. Upon the parties’ mutual written agreement concerning the final form of such Packaging Specifications, such finalized Packaging Specifications shall be deemed the Packaging Specifications for purposes of this Agreement.

EXHIBIT B

PRODUCT PATENTS

Title	Serial Numbers and Dates
Device For Use With Metered Dose Inhalers (MDIs)	US Patent No. 5,826,571 Patent Issued: October 27,1998

Inhalation Actuated Device For Use With Metered Dose Inhalers (MDIs)	PCT Application No. WO 01/34231 Published: May 17, 2001

Device For Use With Metered Dose Inhalers (MDIs)	US Patent No. 6,357,442 Patent Issued: March 19, 2002

Inhalation Actuated Device For Use With Metered Dose Inhalators (MDIs)	US Patent No. 6,672,304 Patent Issued: January 6, 2004

Inhalation Actuated Device For Use With Metered Dose Inhalators (MDIs)	US Patent No. 6,729,324 Patent Issued: May 4, 2004

Inhalation Actuated Device For Use With Metered Dose Inhalators (MDIs)	Patent Filed: March 12, 2004 US Application No.: 20040237961A1

EXHIBIT C

PRODUCT SPECIFICATIONS

1.0 PRODUCT DESCRIPTION

Summary:

The MD Turbo™ eliminates the coordination issue that patients experience when using their standard press and breathe MDI. The MD Turbo™, triggered at a predetermined inspiratory flow rate (range), automatically depresses the MDI canister resulting in medicament delivery displaying remaining doses to the patient for use in determining refill requirements.

Intended Use:

MD Turbo™ is an accessory device that accepts the following commercially available metered dose inhalers (MDIs) used in the treatment of asthma and COPD:

1) Alupent (metaproterenol, 650 mcg, 14g can, 200 doses)

2) Atrovent (ipratropium bromide, 18 mcg, 14g can, 200 doses)

3) Combivent (ipratropium bromide, 21 mcg, and albuterol sulfate, 120mcg, 14.7g can, 200 doses)

4) Flovent (fluticasone propionate, 110 mcg, 13g can, 120 doses; 220 mcg, 13g can 120 doses)

5) Ventolin CFC (albuterol, 90 mcg, 17g can, 200 doses)

6) Ventolin HFA (albuterol, 90 mcg, 18g can, 200 doses)

7) Generic CFC (albuterol, 90 mcg, 13g can, 200 doses)

a. Warrick

b. Novopharm

c. Geneve

d. Schein

e. Zenith Goldline

f. Sidmark

Patient profile:

Initially, English and Spanish speaking U.S. populations will be targeted. Ages 6 and up with sufficient vision, inspiratory flow rate and dexterity to operate the device and adequate comprehension to carry out the instructions.

Clinical Utility:

MD TurboTM will reduce inhalation / dose release coordination issues that patients experience with select MDI products. The MD Turbo dose counter feature will enable patients to better estimate MDI refill requirements resulting in improved patient compliance.

Principles and Theory of Device Operation:

MD TurboTM breath activation:

A mechanism under spring load is unleashed via negative pressure acting on a rotational vane, generated by the patient’s inhalation action. The load is exerted on a lever through which force is applied to the MDI canister resulting in it being depressed. As a result, the MDI valve opens and medicament is released into the patient’s airway.

MD TurboTM dose counter:

A micro-switch is activated by the spring loading mechanism and the action of MDI insertion send inputs to the microcontroller based system recognizing that the MDI has been depressed, thereby determining dose release. The microcontroller is programmed to determine remaining doses based on 120 and 200 dose MDI’s (selectable by patient). Display of information to the patient is achieved by means of an LCD displaying remaining number of doses and a decreasing radial “fuel gauge” type indicator.

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Required Reference Standards:

Guidance for Industry, ‘Integration of Dose Counting Mechanisms into MDI Drug Products’, FDA (CDER), March 2003.

Voluntary Standards:

None

Comparative Devices:

Pocket Spacer (Ferraris Medical)

Doser (Meditrack)

2.0 DEVICE FUNCTIONAL REQUIREMENTS

Physical Characteristics:

External dimensions will be no greater than 2’x4”x6”

Color: Case is to be clear or clear with color tint.

Counter bezel is to be clear or clear with color tint.

Other component colors as required per marketing and availability

Textures: Case to be textured appropriately to obscure internal mechanism with clear regions to allow visibility of critical internal features.

Weight: no greater than 200 grams

Number of Uses per Device: 3500 or more

Chronological Lifespan: 1 year

Limitations:

Contamination (particulate or liquid)

Not used per instructions

Inadequate vision, dexterity and comprehension

Incorrect MDI used

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Acceptable Parameters of Operation:

Spring loading force: 4-8 lbs

Release button force: 1-4 lbs

Rack movement: 0.5-4lbs

Vane lockout: 0.3-1.5 lbs

Manual trigger force: 0.3-1 lbs

Equipment / Materials Required for Use of the Device:

Pointed object such as a ballpoint pen to set dose counter.

General Procedures for Use:

Determine number of doses (MDI)

Load MDI into MD TurboTM

Remove MDI dust cap from mouthpiece if present

Activate dose counter

Set counter (120 or 200 doses)

Unlock vane lock

Push loading lever to arm the system

Consider manufacturers MDI instructions for test sprays when used for the first time and after prolonged non-use.

Inhale through MDI triggering MD Turbo breath activation mechanism

(dose delivered)

Shake MDI / MD Turbo for 2-3 seconds

Push loading lever to arm the system

Set vane lock-out to ‘lock’ position

Cover MDI mouthpiece with dust cap.

(Remove MDI and clean per MDI manufacturer’s instructions)

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Quality Control Standards:

Current Good Manufacturing Practices (cGMP) 1978: 21 CFR 820

Quality System Regulation (QSR) 1996: 21 CFR 820

Equipment Interface Requirements:

No external equipment or interfaces are required.

Handling and Storage Requirements:

Device	packaging and transport methods shall be specified such that device functional integrity and quality is maintained after shipping, handling and storage. Damage due to temperature / humidity variation, vibration, shock and corrosion shall be considered.

3.0 HUMAN FACTORS CONSIDERATIONS:

User Interface:

Mechanical features requiring action or input from the patient should be identified on the device (printed) and / or in the instructions. These features should be easily identifiable by intuitive geometry, color and clearly depicted in the instructions.

Ergonomics:

The device shall fit comfortably in the patient’s left or right hand. MDI mouthpiece shall be unimpeded, easily accessible to the patient. Dose counter shall be located in an easily viewable location on the device and not encumber fit in patient’s hand. Spring loading mechanism should be designed to prevent focused pressure points on the patient’s hand during arming action. Buttons or other features requiring physical manipulation should be designed to minimize dexterity requirements.

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Special Training or Skills Required for Device Use:

Introductory training should be conducted by patient’s physician or other appropriate medical professional. Instructions for care and use shall be included in the device packaging.

Design specifications to Reduce/Eliminate Human-Induced Failure:

MDI insertion distance tolerance

MDI shall fit securely within MD Turbo to avoid dislodging

Dose counter reset and dose selection buttons recessed to avoid inadvertent depression.

Manual trigger, vane lock and release button are designed to avoid inadvertent actuation. Air inlet designed to prevent block-off by patient’s hand.

4.0 TEST REQUIREMENTS:

Hardware/firmware shall be sufficiently robust to pass EN 60601-1-2:2001 (non-life support), subset requirements: IEC 61000-4-2, -4-3, -4-8 and EN 55011, EN 55014, EN 55015, EN 55022 for electro-static discharge, e-field immunity, magnetic field immunity and radiated emissions.

ASTM D4728-01 Random Vibration

ASTM D999-91 Vibration

5.0 PERFORMANCE REQUIREMENTS:

Flow trigger: 30-75 L/min consistently

Expected Reliability:

1 year operation under normal use conditions per instructions.

6.0 HARDWARE AND FIRMWARE REQUIREMENTS:

Device should be sufficiently robust to monitor dose dispensing and display appropriately to the patient remaining doses when used per instructions under specified operating conditions.

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7.0 SOFTWARE REQUIREMENTS:

None. Device has a firmware controlled electronic counter for tracking doses and is not software controlled.

8.0 ENVIRONMENTAL:

Electromagnetic Interference

See ‘Test Requirements’

Telecommunication Equipment Interference

See ‘Test Requirements’

Storage Conditions

Temperature / Humidity

Temperature: 36-120°F

Humidity: 30-85%RH

Shelf Life (Stability) or Anticipated Useful Safe Life

Minimum shelf life: 2.0 years from date of manufacture

Radioactive or Bio-hazardous Materials

None shall be present in the device or packaging.

Disposal:

Disposal in typical U.S. household waste system will be considered.

Special Labeling Considerations for Environmental Regulatory Compliance:

None

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9.0 DEVICE SAFETY

Potential/Anticipated Misuses

Incorrect MDI insertion

MDI inserted too far or not far enough

Loading lever not fully actuated to latch position

Incorrect dose # selected

Hand covering air inlet

Vane lock-out engaged during use

Dose counter inadvertently reset

Physical/Mechanical Safety Features

Safety lock-out should be incorporated to prevent unintentional dose delivery

Manual override should be incorporated so that dose delivery may occur in the event air-flow trigger does not operate

MDI should be removable for use in the event air-flow triggering and manual override are not functioning.

Biohazard Considerations

For example, medical grade materials shall be used where possible to prevent airway contamination. Particulate generation from welding or other processes shall be purged from the device airway prior to shipment.

Electrical Safety

None (low voltage 3V / low current application)

Warning Labels (description/location)

All warnings will be stated in the instructions.

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10. 0 MANUFACTURING / QC REQUIREMENTS

Key Processes (identification and description of controls)

Injection molding thermoplastics to dimensional specifications

Injection molding thermoplastic elastomers to dimensional specifications

Compression molding silicone to dimensional specifications

Spring winding to dimensional and force / displacement specifications

Spring and contact forming, stamping and plating to dimensional specifications

LCD manufacturing to functional specification

Microcontroller manufacturing to functional specification

Ultrasonic welding to dimensional and pull-force specifications

PCB assembly to functional specification

Device assembly; airflow, mechanical and electronic functional test specifications

Heat staking to dimensional specifications

Printing logo to artwork specification

Serial # labeling to printing specification

Instructional insert printing, to printing specification

Product box manufacturing to drawing and artwork specification

Anticipated Batch Sizes:

Pilot 5,000 units/lot, Production 12,500-30,000 units/month

Environmental Requirements for Manufacture:

Controlled temperature: 65-75° F

Controlled humidity: 35-60% RH

Controlled ‘white room” or better

Applicable Quality Control Standards:

Per Respirics’ SOP’s:

Change control

Equipment qualifications & calibration

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Process validations

Purchasing controls

Receiving / acceptance

Production and process controls

Inspection, measuring and test equipment

Identification & traceability

Training

Nonconforming product

Corrective and preventative action

Labeling and packaging control

Handling and storage

Quality Control Testing/Test Requirements:

Functions shall be sufficiently verified per lot acceptance criteria:

Air flow trigger point

Mechanical function

Dose counter function

Raw Materials:

Raw materials shall be traceable to material manufacturer with certificate of conformity records.

In-Process:

Processes shall be validated and conducted by trained personnel.

Finished Device:

Finished device is to be manufactured under cGMP’s and Respirics SOP’s with accompanying lot traceability records on raw materials and critical components.

11

Compatibility with Manufacturing Equipment / Process:

All manufacturing equipment shall be specified and qualified to consistently produce production volumes of MD TurboTM product to design specification.

11.0 PACKAGING:

Packaging Materials:

Materials should be specified such that product quality / function / safety are not compromised by contamination.

Immediate Product Containers:

MD Turbo™ shall be contained within a chipboard box or thermoformed tray with lid stock. Humidity should be addressed by insertion of a desiccant pack or sealing process within a controlled environment.

Outer Packaging:

Double wall cardboard box with cellophane over wrap and palletized platform.

Shipping Containers

Typical steel ocean and land freight containers.

Special Requirements for Shipment

None

12.0 PRODUCT SERVICING CONSIDERATIONS

List known preventive maintenance tasks with anticipated frequency:

Removal of MDI and maintain per MDI instructions.

MD Turbo™ cleaning.

12

Physical and functional design considerations to facilitate serviceability:

MDI must be removable from MD TurboTM.

13.0	LABELING

Description of Labeling Intended as Part of the Finished Device:

Instructions or labeling shall include intended use, including compatible MDI’s. Operation, safety aspects and maintenance information

List Claims for Labeling/Advertising

Improved patient coordination

Dose counting function

Language Requirements: English and Spanish

14.0	REGULATORY REQUIREMENTS:

IDE Requirements: None.

Basic Elements of Clinical Trial: N/A

Submission Type: 510K

Domestic: FDA clearance required

International: N/A

13

EXHIBIT D

DEVELOPMENT AGREEMENT

EXHIBIT E

STANDARD TERMS AND CONDITIONS OF SALE

I.	Definitions

Respirics:	Respirics, Inc.

Buyer:	The person or organization that has placed an Order with Respirics or with whom Respirics has concluded an agreement.

Standard Terms:	These Standard Terms and Conditions of Sale.

Products:	The whole of the Products the subject of this Contract, as specified in the Offer or in the Order.

Offer:	The written proposition, made by Respirics, which includes these Standard Terms, a specification of the Products and the current price.

Order:	The written request, made by the Buyer, including a specification of the Products to be ordered.

II.	Offers, goods, and specifications

1.	All offers, Orders and Contracts of Sale by Respirics shall be subject to these Standard Terms

2.	These standard Terms can only be amended with the specific written consent of Respirics.

III.	Orders

1.	No Order shall be binding on Respirics until expressly accepted by Respirics in writing.

2.	No Order may be cancelled and/o amended by the Buyer except with the written consent of Respirics.

3.	Subject to the terms and conditions contained in the Distribution Agreement between Respirics and Buyer, which shall govern and be superior to these Standard Terms and Conditions of Sale, and subject to any special terms subsequently agreed upon in writing between Respirics and Buyer, these Standard Terms and Conditions of Sale represent the understanding between the parties and shall supersede and exclude any previous agreements between Respirics and the Buyer in relation to their subject matter and all terms and/or General Conditions of whatever nature which the Buyer may in any way seek to impose.

IV.	Prices

1.	Unless otherwise agreed upon, all prices mentioned in Respirics current standard price list are based on delivery FOB Respirics.

2.	The price shall be exclusive of, and the Buyer shall pay, all duties or taxes arising in connection with the sale unless otherwise agreed to by Respirics in writing.

V.	Payment

1.	Subject to any agreement to the contrary, payment must be made within 30 days from the date of the invoice.

2.	If the Buyer commits any breach of this Contract, all monies accrued and owing under this Contract shall immediately become due and payable.

3.	In the event of any late payment, the Buyer shall pay Respirics interest from the date payment became due, to be calculated at the Wall Street Journal Prime Rate increased by 5% per month.

4.	All payments shall be made in full without deducting any right of equity, set-off or counterclaim.

VI.	Carriage and delivery

1.	Unless otherwise agreed upon, delivery of the Products shall be FOB, Respirics.

2.	Any delivery time specified by the Buyer or indicated by Respirics is an estimate only and Respirics shall not have any liability whatsoever for failure to deliver the Products at or within any such delivery time. In case of any late deliver, Respirics must be formally declare to be in default and must be granted a reasonable term to comply with its delivery obligation.

3.	If the Buyer refuses to take prompt deliver or is negligent in providing necessary information or instructions in accordance with these Standard Terms, then the Products shall be stored at the Buyers risk. The Buyer shall pay Respirics all additional delivery, storage and insurance costs and any other costs incurred along with any loss arising in connection with this neglect or refusal.

4.	Buyer shall inspect all Products promptly upon receipt thereof. Such inspection shall include, without limitation, a quality control analysis. Any Product not properly rejected within 4 weeks after receipt by the Buyer shall be deemed accepted. The Buyer shall be deemed to have received the correct quantity of the Products upon Respirics’ delivery note being signed on behalf of the Buyer or by its carrier. In the event of an incomplete or excessive delivery, the Buyer shall not be entitled to reject the Products included in the Contract or to treat the Contract as repudiated.

5.	Buyer shall notify Respirics in writing within 5 days from the moment of discovery of any other defect or within 5 days from the moment the defect should have been discovered. Save only as provided under these General Conditions, Respirics shall not be held liable for any defect which is not so notified. Unless expressly agreed otherwise, the risk of loss ensuing from loading and transporting the Products shall be borne by the Buyer even if the transport is handled by Respirics at the Buyer’s request.

VII.	Title.

1.	Title to the Products shall remain in Respirics and shall not pass to the Buyer until Buyer has received the Products at DDN Pharmaceutical Logistics, 4580 Mendenhall Road, Memphis, TN 38141, or such other receiving point in the continental United States reasonably designated by TEAMM in writing.

VIII.	Intellectual property rights.

1.	All patents, designs, trademarks, copyrights and other industrial or intellectual property rights of Respirics of whatever nature in respect of the Products, any of their constituent parts, their packaging or other material supplied with the Products shall remain the absolute property of Respirics and shall remain vested in Respirics.

2.	The Buyer shall indemnify Respirics against any and all loss, damage, claims, costs, and expenses suffered or incurred by Respirics in connection with any material, information or instruction supplied by the Buyer in relation to the Products, including the industrial or intellectual property rights as stated in Article VIII.1.

IX.	Liability.

1.	Respirics’ liabilities regarding the Products shall be limited in accordance with the provisions of warranties, if any, agreed to in the Distribution Agreement between Respirics and Buyer. Respirics does not give any warranty beyond such warranties.

2.	Respirics’ aggregate liability to the Buyer in respect of any and all causes of action arising at any time in connection with the Products, including but not limited to action in relation to negligence, shall be limited to the amount paid the Buyer for the Products or replacement of the Product at Respirics’ option. In no event shall Respirics be liable for costs of procurement of substitute goods by anyone. In no event shall Respirics be liable for any special, consequential, incidental, or indirect damages, including but not limited to damages resulting from late delivery and loss of profit.

X.	Alterations to the Products and description.

1.	After delivery of the Products, the Buyer shall not alter the Products or alter any marks, designs or artwork on the Products or on the packaging. The Buyer shall not apply its own marks on the Products or on their packaging, and shall not cause, allow or permit any third party to do so.

XI.	Default.

1.	If any of the following events occur, all monies accrued and owing under the Contract shall become immediately due and payable and Respirics shall be entitled at any time thereafter to terminate the Contract and any other Contract between Respirics and the Buyer by written notice, or to suspend further deliveries of Products, without prejudice to its right to full indemnification:

-	if the Buyer defaults or commits a breach of the Contract or of any other obligations to Respirics and if, in Respirics’ reasonable judgment, termination of the contract or suspension of further deliveries is justified;

-	if an attachment or execution is levied upon the Buyer’s property and/or assets;

-	if the Buyer makes, offers or proposes a settlement, arrangement or composition with its creditors. If a resolution or petition to wind up the Buyer’s business is passed or presented, if a petition for an administrative order in respect of the Buyer is presented, if a petition for a bankruptcy order is made against the Buyer, or if a receiver, liquidator, trustee or manager of the Buyer’s undertaking, property, assets or any part thereof is appointed;

-	If Respirics considers that the Buyer may be unable to provide payment in full and/or to perform any of its other obligations under the Contract, and the Buyer is (in Respirics’ reasonable judgment) not able to provide security covering his obligation.

2.	Should the Buyer fail to fulfill one or more of his obligations, all reasonable costs incurred in and out of court in order to realize fulfillment will be at his expense. Such costs will in any event include those for collecting agencies, bailiffs and attorneys.

XII.	Force majeure.

1.	Respirics shall not be liable, if it is prevented from or hindered or delayed in performing any of its obligations by reason of force majeure. Force majeure shall consist of, but shall not be limited to, the following:

-	strike, lock-out or trade dispute (in each case whether involving Respirics’ or a third party’s employees);

-	non-availability, interruption, failure of or delay in Respirics’ usual supply sources, manufacturing facilities, transportation routes or facilities;

-	breakdown of machinery or power failure;

-	default or delay by Respirics’ sub-Contractors, acts of national or local government or other authorities;

-	storm, tempest, fire, flood, explosion, accident, theft, civil disturbance, insurrection or war.

XIII.	Governing Law.

1.	These Standard Terms and any Contract in conjunction therewith shall be governed by the laws of the State of North Carolina, without regards to its conflicts of laws provisions.

2.	In any proceeding instigated by the Buyer in respect of any matter which may arise in connection with the contract or these Standard Terms, the courts of North Carolina shall have exclusive jurisdiction. In any such proceedings brought by Respirics, Respirics shall be at liberty to bring the proceeding before the courts of North Carolina or any other court which would have jurisdiction in the absence of this clause.

EXHIBIT F

TEAMM INSPECTION CRITERA AND PROCEDURES

EXHIBIT G

TRADEMARKS

RESPIRICSTM

MD TURBOTM

I-POINTTM

EXHIBIT H

INITIAL FORECAST

Month Following Approval Date	7	8	9	10	11	12	13	14	*	15	16	17	18

Retail Products	*	*	*	*	*	*	*	*	*	*	*	*	*

Sample Products	*	*	*	*	*	*	*	*	*	*	*	*	*

Total	*	*	*	*	*	*	*	*	*	*	*	*	*

Consistent with the Agreement, the dates above correspond to the month in which Products will be delivered; Orders must be placed in a fashion reasonably anticipated to provide for delivery of the Products specified above in the corresponding months specified above, consistent with Section 6.6(f). The monthly period designated with an asterisk (*) is intended to account for the potential effects of certain national holidays celebrated in the country in which Respirics’ Contract Manufacturer is located, consistent with Sections 4.1 and 4.6(b), and shall be subject to change and/or adjustment as necessary to provide for the placing of Orders consistent with this Agreement and TEAMM’s needs within the limitations of the effect of such holiday. Notwithstanding anything to the contrary in this Agreement, TEAMM shall only be permitted to purchase amounts (and place corresponding Orders with respect to such purchases) less than the monthly minimums described on Exhibit I as necessitated by the effects of such holidays.

EXHIBIT I

MINIMUM PERFORMANCE REQUIREMENTS

		Year 1[1]		Year 2[1]		Year 3[1]		Year 4 and Every Year Thereafter[1]
Total Products (Retail Products and Sample Products Combined)	Minimum annual unit amount	*		*		*		*

	Minimum monthly unit amount	*		*		*		*

Sample Products	Maximum annual unit amount	*		*		*		*

Sample Percentage		*	%	*	%	*	%	*	%

1Year 1 shall refer to the eighteen month period beginning on the Approval Date; Year 2 shall refer to the one year period immediately following the end of Year 1; Year 3 shall refer to the one year period immediately following the end of Year 2; Year 4 shall refer to the one year period immediately following the end of Year 3; and “Every Year Thereafter” shall refer to each subsequent twelve month period thereafter, with each such period beginning immediately following the end of the previous such period.